                                LICENSE AGREEMENT

                                     Between

                         The Texas A&M University System

                                       and

                             AVAX Technologies, Inc.

This Agreement is made and entered into by and between The Texas A&M University System (hereinafter referred to as "SYSTEM") with principal offices in College Station, Texas, and AVAX Technologies, Inc. (hereinafter referred to as "LICENSEE"), a Delaware corporation with principal offices in Kansas City, Missouri.

WITNESSETH:

WHEREAS, SYSTEM is the owner of intellectual property and know-how related to Alkyl- Substituted Dibenzofurans; and

WHEREAS, SYSTEM desires that such intellectual property and know-how should be commercialized for the public benefit and welfare; and

WHEREAS, LICENSEE has represented that LICENSEE shall commit itself to a thorough, vigorous, and diligent program of development and commercialization of the intellectual property so that the public utilization shall result therefrom;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto agree as follows:


ARTICLE I - DEFINITIONS


1.01 "AFFILIATE" shall mean, with respect to any party, any entity that directly or indirectly controls, is controlled by, or is under common control with such party. "Control" shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or more than fifty percent (50%) interest in the income of such Entity.

1.02 "MAJOR MARKET COUNTRIES" shall mean the United States, Japan, the United Kingdom, Germany, Italy and the Netherlands.

1.03 "TECHNOLOGY" shall mean all information, chemicals, and other physical objects related to the PATENT RIGHTS, including without limitation, any formulations, materials, drawings,




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testing and test results and regulatory information, whether patentable or not, owned by SYSTEM as of the date of this Agreement or which arises in the course of performing the research contemplated by the Sponsored Research Agreement. It is understood that SYSTEM is not obligated to maintain the TECHNOLOGY as confidential or proprietary if not patentable either by reason of prior publication, or in the case of IMPROVEMENTS, by waiver of LICENSEE's option to support the filing of a patent application by SYSTEM.

1.04 "IMPROVEMENTS" shall mean any inventions, information and data which is developed by SYSTEM during the term of this Agreement under the Sponsored Research Agreement for which LICENSEE provides written notice of its election to fund the filing and prosecution of patent applications.

1.05 "PATENT RIGHTS" shall mean (a) U.S. Patent #5,516,790 entitled "Synthesis and Application of Alkyl-Substituted Dibenzofurans as Antitumorigenic Agents", and (b) all other U.S. and foreign patents and patent applications (including PCT filings) owned by SYSTEM or in which SYSTEM has any interest (to the extent of such interest) relating to the IMPROVEMENTS as described in Article VI, including without limitation, any reissues, substitutions, continuations, continuations-in-part, divisions or extensions thereof.

1.06 "LICENSED PRODUCTS" shall mean any product, process, or composition of matter, (a) the manufacture, use or sale of which would infringe a valid claim of any pending patent application or issued patent under PATENT RIGHTS which has neither expired nor been held invalid by a court of competent jurisdiction from which no appeal has or may be taken or (b) that is developed, made or sold using any of the TECHNOLOGY.

1.07 "NET SALES" shall mean LICENSEE's or sublicensees' gross receipts for LICENSED PRODUCTS less the sum of the following:

(a) sales taxes, import/export taxes, tariff duties and/or use taxes directly imposed with reference to particular sales;

(b) outbound transportation and insurance prepaid or allowed;

(c) amounts allowed or credited on rejections or returns;

(d) rebates granted and disallowed reimbursements under Medicaid.

No deductions shall be permitted for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for the cost of collections. LICENSED PRODUCTS shall be considered sold when collected. Receipts from transactions which are not made at arm's length shall be assigned the value they would have had in similar commercial sales made at arm's length. Notwithstanding, LICENSED PRODUCT transferred between AFFILIATES for which no consideration is exchanged shall be considered to be sold upon sale to a third party. In the event that LICENSEE disposes of LICENSED

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PRODUCTS for non-cash consideration, such consideration shall, for purposes of computing NET SALES, be valued by agreement of SYSTEM and LICENSEE, or if SYSTEM and LICENSEE are unable to agree on such value within thirty (30) days, by an independent investment bank mutually agreeable to SYSTEM and LICENSEE, whose expenses are paid by LICENSEE.

1.08 "EFFECTIVE DATE" shall mean the date this Agreement is executed by the last party signing hereto.

1.09 "BEST EFFORTS" shall mean the measure of diligence and skill exercised by a good business person in his/her particular specialty, which must be commensurate with the duty to be performed and the individual circumstances of the case; not merely the diligence of an ordinary person or non-specialist.


ARTICLE II - GRANT


2.01 Grant. Except as outlined in paragraph 2.02 and 2.03, SYSTEM grants to LICENSEE the exclusive worldwide license and right under the PATENT RIGHTS and IMPROVEMENTS, to make, have made, use, have used, sell and have sold, the LICENSED PRODUCTS, and to grant sublicenses of the same scope, to the end of the term of this Agreement as prescribed in paragraph 9.01.

2.02 Reservation. SYSTEM, on behalf of itself, reserves an irrevocable, nonexclusive, nontransferable, royalty-free right to PATENT RIGHTS for research and educational purposes only, and not for commercial purposes.

2.03 Government Rights. The U.S. Government retains a royalty-free, nonexclusive license to PATENT RIGHTS, in accordance with the provisions of 35
U.S.C.ss.200-212, in light of funding provided to TAMUS which contributed to the development of the PATENT RIGHTS.

2.04 Disclosure. SYSTEM will disclose to LICENSEE in writing all of the TECHNOLOGY existing as of the date of this Agreement within thirty (30) days of the EFFECTIVE DATE and will in the future disclose TECHNOLOGY to LICENSEE from time to time as it is created.


ARTICLE III - CONSIDERATION


3.01 License Fee. LICENSEE's requirement to pay a license fee or other "up-front" considerations upon execution of this Agreement is hereby waived in recognition of LICENSEE's support of SYSTEM's research for the development of LICENSED PRODUCTS. Such support shall be provided in the form of a research contract to be awarded to the Texas Agricultural Experiment Station ("TAES") (a member of SYSTEM) in an amount not less than $108,750 per year (including


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indirect costs calculated at the federally audited rate of forty-five percent
(45%)) for a period of 3 years, the scope of work for such research to be determined mutually by TAES and LICENSEE.

3.02 Milestone Payments. As an additional consideration for the license granted herein, LICENSEE shall make the following payments upon completion of relevant milestones in accordance with the following schedule:

[***]

3.03 Running Royalty Rate. As additional consideration for the license granted herein, LICENSEE shall remit to SYSTEM a royalty of [***] of NET SALES of LICENSED PRODUCTS by LICENSEE or its AFFILIATES.

3.04 Sublicensing Royalty. As additional consideration for the license granted herein, LICENSEE shall remit to SYSTEM [***].

3.05 Minimum Annual Consideration. In order to maintain this exclusive license to PATENT RIGHTS, LICENSEE shall pay SYSTEM a Minimum Annual Consideration in accordance with the following schedule:

[***]

In the event that royalties for the Calendar Year do not achieve the required minimum, LICENSEE's royalty payment for the last quarter of the Calendar Year shall include payment of the balance needed to achieve the Minimum Annual Consideration for the Calendar Year.

3.06 Patent Expenses. LICENSEE shall reimburse SYSTEM for its documented out-of-pocket expenses incurred in the maintenance of PATENT RIGHTS as further described in Article VI.

3.07 Sublicense Fees. LICENSEE shall remit to SYSTEM [***] as consideration for the grant or maintenance of a sublicense. As used herein, sublicense fees are separate and distinct from royalties collected on NET SALES made by sublicensees and shall mean any amount or consideration collected from any sublicensee which is charged for the initial granting or the periodic maintenance of the sublicense, excluding: milestone payments royalty percentages and payments and funding for research, development, clinical trials, purchases of LICENSEE's equity by a sublicensee, or prepaid royalties received from a sublicensee. Such sublicense fees shall not be creditable against Minimum Annual Consideration.


ARTICLE IV- SUBLICENSES


4.01 Sublicenses. LICENSEE shall have the right to grant royalty-bearing sublicenses consistent with this Agreement, the nonmonetary terms of such sublicenses shall be consistent with the terms


[***] Confidential Treatment requested

                                       4

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of this Agreement and shall not prevent LICENSEE from carrying out its obligations under this Agreement.

4.02 Reporting. LICENSEE shall provide SYSTEM with copies of all executed sublicenses and of such portions of sublicensees' quarterly reports as are pertinent to calculation of SYSTEM's consideration hereunder.

4.03 Non-cash transactions. In the event that LICENSEE grants a sublicense for non-cash consideration, such consideration shall, for purposes of computing NET SALES, be valued by agreement of SYSTEM and LICENSEE, or if SYSTEM and LICENSEE are unable to agree on such value within thirty (30) days, by an independent investment bank mutually agreeable to SYSTEM and LICENSEE, whose expenses are paid by LICENSEE.

4.04 Sublicense obligations. LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to SYSTEM identical to those of Article XI, and paragraphs 13.01 and 13.02 of this Agreement shall be binding upon the sublicensee(s) as if it were a party to this Agreement.


ARTICLE V - DUE DILIGENCE


5.01 Best Efforts. LICENSEE shall use its BEST EFFORTS to bring one or more LICENSED PRODUCTS to market in the United States through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS.

5.02 Milestones. In addition, LICENSEE shall adhere to the following milestones:

[***]

1In the event that the results of the toxicity evaluation require reformulation or additional testing, the milestone shall be extended until the completion of a toxicity evaluation which provides a safety level acceptable to the FDA.

2In the event that LICENSEE is allowed to and chooses to conduct a combined Phase II/III investigation which is approved by the FDA, the completion of such an investigation shall be deemed to satisfy the requirements of this milestone.

5.03 Failure to Accomplish Milestones. Should LICENSEE fail to achieve milestones specified in paragraph 5.02 above, or fail to achieve sales of LICENSED PRODUCTS for any two consecutive years once sales begin, SYSTEM, at its sole option, may terminate this Agreement in accordance with paragraph 9.03, may amend the grant made in paragraph 2.01 to non-exclusive, may renegotiate the milestone, or may waive the milestone requirement. In making any of these determinations, SYSTEM shall take into account the normal course of product development conducted with sound and reasonable business practices and judgment and shall take into account the reports provided


[***] Confidential Treatment requested

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hereunder by LICENSEE. Notwithstanding the foregoing, in the event that
LICENSEE's diligent efforts are delayed by the action of the FDA which prevents completion of one of the above milestones, the time line for the milestone, and any subsequent milestones shall be extended by the documented period of regulatory delay, provided that LICENSEE uses BEST EFFORTS to cure the deficiency(ies) cited by the FDA in requiring such delay.

5.04 Milestone Extensions. If, despite its diligent efforts and continued development activities, LICENSEE is unable to achieve the milestones in paragraph 5.02 above, LICENSEE may extend the deadlines for such milestones for a period of no more than eighteen (18) months by making extension fee payments of One Thousand Dollars ($1,000) per month. LICENSEE shall have the opportunity to purchase such an extension only once for any one of the above milestones, and shall be able to purchase no more than three extensions during the term of this Agreement. In order to effect such extension, LICENSEE shall provide a written request to SYSTEM identifying the length of the extension requested, and remit to SYSTEM payment of the fee for the first month of the extension no less than thirty (30) days prior to the deadline for the milestone, which if extended for more than one month, payments for the additional months of the extension shall be due thirty (30) days prior to the first day of each month of the extension.

ARTICLE VI - PATENTS


6.01 U. S. Patent Maintenance. SYSTEM shall maintain the U.S. patent identified in PATENT RIGHTS as of the EFFECTIVE DATE.

6.02 U. S. Patent Prosecution for IMPROVEMENTS. Upon the identification of IMPROVEMENTS resulting from the Sponsored Research Agreement and election by LICENSEE to fund prosecution of patent application(s) for such IMPROVEMENTS in accordance with the Sponsored Research Agreement, SYSTEM shall proceed in the filing and the prosecution-to- completion of one or more U.S. patent applications for the protection of IMPROVEMENTS. "Prosecution-to-completion" shall mean prosecution of the original application, and any continuing application which SYSTEM and LICENSEE shall unanimously elect to file, to issuance or to a final rejection and an appeal to the Board of Patent Appeals and Interferences. SYSTEM is not required to, but may at its discretion, pursue an appeal to the Federal Circuit or a civil action for a patent. SYSTEM shall maintain any U.S. patent resulting from the prosecution described hereinabove.

6.03 Foreign Patent Applications. At its sole discretion and expense, LICENSEE may authorize SYSTEM to file and prosecute foreign patent applications corresponding to the above-referenced U. S. application(s).

(a) Election not to file. LICENSEE will inform SYSTEM no later than nine (9) months following the date of filing for each U. S. Patent Application as to its selection of foreign countries in which it intends to seek corresponding patent protection for the PATENT RIGHTS. In the event that LICENSEE elects for SYSTEM to file an application under the Patent Cooperation Treaty, LICENSEE shall provide notice as to the countries in which national stage filings are to be selected

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no less than two (2) months prior to the deadline for such national stage filings. SYSTEM shall then have the right to file corresponding foreign patent applications at its own expense in those foreign countries not selected by LICENSEE, and such filings shall be excluded from PATENT RIGHTS.

(b) Prosecution and Maintenance of Foreign Patents. Should LICENSEE select a country in which to file corresponding foreign patent application(s), and subsequently elects not to continue to reimburse SYSTEM for the diligent prosecution and maintenance of such foreign patent(s) or patent application(s), it shall so notify SYSTEM at least three (3) months prior to taking (or not taking) any action which would result in abandonment, withdrawal, or lapse of such foreign patents or applications. SYSTEM shall then have the right to continue maintenance or prosecution of such foreign patent or application at its own expense. However, expenses incurred prior to the point of LICENSEE taking (or not taking) such action shall remain the responsibility of LICENSEE.

6.04 Financial Responsibility. LICENSEE shall reimburse SYSTEM for all documented patent expenses resulting from the prosecution and maintenance described in 6.01,6.02 and 6.03 hereinabove within thirty (30) days of receipt of SYSTEM's invoices.

6.05 Information. SYSTEM shall keep LICENSEE promptly and fully informed of the course of patent prosecution or other proceedings. SYSTEM shall disclose to LICENSEE the complete texts of all patent applications filed by SYSTEM under the PATENT RIGHTS, all office actions, responses thereto, and any other official proceedings regarding PATENT RIGHTS. Furthermore, SYSTEM shall provide LICENSEE with proposed responses to such actions and official proceedings in sufficient time for LICENSEE to review and provide comments regarding such actions to SYSTEM or patent counsel designated by SYSTEM.

6.06 Proprietary Rights. All PATENT RIGHTS and other property rights hereunder are vested in and owned by SYSTEM.

6.07 Trademarks. It is understood by the Parties that LICENSEE shall have the right to select, own and use its own trademarks on the LICENSED PRODUCTS. However, nothing herein shall be construed as granting to LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Neither shall SYSTEM have any rights to trade names, trademarks, or service marks owned by LICENSEE.


ARTICLE VII - PAYMENTS AND REPORTS


7.01 When Royalty payments are due. Royalty payments shall be made quarterly. Royalty payments shall be made to SYSTEM, in College Station, Texas, not later than forty-five (45) days after the last day of the calendar quarter in which they accrue.

7.02 Royalty reports. With each quarterly royalty payment, LICENSEE, its AFFILIATES or sublicensees shall provide information sufficient to allow SYSTEM to calculate the royalty due that

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quarter. This information shall include, at a minimum, sales receipts, sublicensee reports, deductions permitted under this Agreement and royalty due. No quarterly reports are due until sales of LICENSED PRODUCTS begin. After product sales begin, if no royalties accrued during the quarter, LICENSEE, its AFFILIATES or sublicensees shall submit a report to that effect.

7.03 Currency. Payments shall be in United States dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarter reporting period to which royalty payments relate.

7.04 Inspection of books and records. At its own expense, SYSTEM may annually inspect LICENSEE's books and records as needed to determine royalties payable. LICENSEE shall maintain such books and records for at least three (3) years following the dates of the underlying transactions. Any such inspections shall be in confidence and conducted during ordinary business hours, and SYSTEM will provide LICENSEE prior notice of two (2) weeks before making such inspections. SYSTEM may employ a Certified Public Accountant approved by LICENSEE, which approval shall not be unreasonably withheld, for this purpose; if it does so, and if the sum of all royalty payments for the preceding four (4) quarters is determined less than the royalties due SYSTEM by five percent (5%) or more, then LICENSEE shall pay the documented expenses of the accountant.

7.05 Interest charges. Overdue royalty payments shall bear interest until payment at a per annum rate which is the lesser of eighteen percent (18%) or the maximum allowed by Texas Law on the due date. The payment of such interest shall not foreclose SYSTEM from exercising any other rights it may have as a consequence of the lateness of any payment.


ARTICLE VIII - TERMINATION


8.01 Expiration. This Agreement, unless sooner terminated as provided herein, shall remain in effect until the expiration of the last to expire of a patent under PATENT RIGHTS. Furthermore, LICENSEE's obligation to pay royalties on NET SALES of LICENSED PRODUCTS in any country shall terminate (a) upon the expiration of the last issued PATENT RIGHT covering sales in such country; or
(b) if there are no issued PATENT RIGHTS covering sales in such countries, seven years after the initial delivery of such LICENSED PRODUCT by SYSTEM.

8.02 Termination by Licensee. LICENSEE may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03 Termination by SYSTEM. If LICENSEE defaults in making payments under this Agreement, fails to achieve due diligence requirements specified in Article V, or otherwise materially breaches this Agreement, SYSTEM shall give LICENSEE written notice of the breach. LICENSEE shall have a period of sixty (60) days from receipt of the notice to cure the breach. If


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LICENSEE does not cure the breach within this period, SYSTEM may terminate this
Agreement by giving written notice of its election to do so.

8.04 Return of rights. Should this Agreement be terminated under paragraphs 8.02 or 8.03 above, any and all rights, licenses and claims hereunder shall be returned by LICENSEE to SYSTEM. Notwithstanding the foregoing, upon termination of this Agreement by either party, LICENSEE may sell all previously or partially made LICENSED PRODUCTS (including completion of work in progress), but no more, within a period of time not to exceed one hundred twenty (120) days after the effective date of termination, provided, however, that the disposition of such LICENSED PRODUCTS shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and time provided herein.

8.05 Survival of sublicenses. Any sublicense granted by LICENSEE under this Agreement shall survive termination of this Agreement in accordance with the terms hereof. Upon termination of this Agreement under paragraphs 8.02 or 8.03 above, LICENSEE shall assign to SYSTEM all of its rights in such sublicenses, and to the extent permitted by law, SYSTEM shall assume the obligations of LICENSEE.

8.06 Other matters surviving termination. All accrued obligations and claims, including royalty obligations and claims or causes of action for breach of this Agreement, shall survive termination of this Agreement. Obligations of confidentiality shall survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.


ARTICLE IX - ENFORCEMENT OF PATENT RIGHTS.


9.01 Notice of Infringement. SYSTEM and LICENSEE shall promptly notify one another in writing of any alleged infringement of PATENT RIGHTS. No later than thirty (30) days after receipt of such notice, SYSTEM and LICENSEE shall confer and formulate a strategy for resolving the alleged infringement.

9.02 Legal Process. LICENSEE shall have the right, but no obligation, to pursue legal process to redress the alleged infringement. Upon SYSTEM' written consent, LICENSEE may bring such process in the name of SYSTEM and may make SYSTEM a party plaintiff or otherwise appropriate participant in such process. LICENSEE shall pay SYSTEM' legal expenses incurred in any such process (not instituted or maintained by SYSTEM as described in paragraph 9.05), and shall indemnify SYSTEM against any order for costs that may be made against SYSTEM in such proceedings.

9.03 Monetary Recovery. Any monetary recovery for an infringement in a suit brought by LICENSEE shall first be applied to LICENSEE's documented legal expenses in such suit, and the remainder shall be shared with SYSTEM in the ratio of 96% to LICENSEE and 4% to SYSTEM.


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9.04 Cooperation. SYSTEM and LICENSEE shall cooperate in any legal process concerning alleged infringement of PATENT RIGHTS. Each party shall, to the fullest extent possible, make available its employees, records, information and the like as relevant to the legal process.

9.05 Action by SYSTEM. Should LICENSEE choose not to pursue legal action to redress the alleged infringement, SYSTEM may do so at its own expense. Any monetary recovery resulting from pursuit of redress solely by SYSTEM shall be considered SYSTEM' recovery with no obligations to LICENSEE.


ARTICLE X - OBLIGATIONS OF CONFIDENTIALITY


10.01 Confidential information identified. These obligations of confidentiality cover all information which any party to this Agreement discloses to any other party, provided that the information concerns or arises out of the INVENTION or this Agreement and is made in a written document marked "Confidential." This information is called the "CONFIDENTIAL INFORMATION" in this section. Patent applications filed by SYSTEM for INVENTION shall be considered as CONFIDENTIAL INFORMATION. However, the following classes of information are specifically excluded from this definition of "CONFIDENTIAL INFORMATION":

(a) Information which is available to the public at the time it is disclosed,

(b) Information which becomes available to the public without a breach of this Agreement,

(c) Information which the recipient already possesses at the time it is disclosed,

(d) Information which is internally developed by the recipient independently of and wholly without knowledge of the CONFIDENTIAL INFORMATION, and

(e) Information which is lawfully disclosed to the recipient by a third party which makes such disclosure without a breach of any secrecy Agreement.

(f) Information that is approved for public disclosure by SYSTEM, and

(g) Information that is required to be disclosed by legal, administrative or judicial process, provided that the recipient shall provide the disclosing party the opportunity to appeal such requirement.

10.02 Secrecy. The recipient shall hold the CONFIDENTIAL INFORMATION in confidence and shall not disclose it nor permit it to be disclosed to any other party. The recipient shall use the CONFIDENTIAL INFORMATION solely for the purposes of this Agreement.

10.03 Protective Measures. To protect the confidentiality of the CONFIDENTIAL

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INFORMATION, the recipient shall take the same measure which it takes to protect the confidentiality of its own confidential information, and shall take those measures which a prudent business person would take to protect valuable, secret, proprietary information.


ARTICLE XI - LIABILITY


11.01 Patent Infringement Indemnification. Other than as a result of SYSTEM's negligence or willful misconduct, LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless SYSTEM, its regents, officers, employees, and affiliates, against any claim, proceeding, demand, liability, or expense (including legal expenses and reasonable attorney's fees) which relates to any action brought by a third party alleging infringement of a domestic or foreign patent as a result of the activities of LICENSEE or sublicensee(s) under this Agreement.

11.02 Product Liability and Indemnification. Other than as a result of SYSTEM's negligence or willful misconduct, LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless SYSTEM, its regents, officers, employees, and affiliates, against any claim, proceeding, demand, liability, or expenses (including legal expenses and reasonable attorney's fees) which relates to injury to persons or property, or against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of LICENSED PRODUCTS or arising from any obligation of LICENSEE or sublicensee(s) hereunder.

11.03 Allegation of Infringement by a Third Party. In the event a third party alleges infringement of its patent or other intellectual property rights as a result of LICENSEE's manufacture, use or sale of LICENSED PRODUCT, and LICENSEE elects to litigate such alleged infringement, LICENSEE may credit up to fifty percent (50%) of any litigation costs incurred in such litigation and all amounts paid by LICENSEE in judgment or settlement of such litigation against royalties payable to SYSTEM hereunder and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one half of such litigation costs exceed fifty percent (50%) of royalties payable to SYSTEM in any year in which such costs are incurred then the amount of such costs, expenses, and amounts paid in judgment or settlement, in excess of such fifty percent (50%) of the royalties payable shall be carried over and credited against royalty payments in future years. Notwithstanding, in the event that LICENSEE succeeds in such litigation and receives a settlement or judgment from such third party, such settlement or judgment shall first be applied to the payment of the royalties which were previously withheld based upon the crediting of LICENSEE's litigation costs, and the remainder shall be shared with SYSTEM in the ratio of 96% to LICENSEE and 4% to SYSTEM.

11.04 Representation. SYSTEM represents that it owns and has title to the PATENT RIGHTS and has the full right and power to grant the license set forth in paragraph 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this


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Agreement. To SYSTEM's knowledge and belief, SYSTEM has all right, title, and interest in and to the PATENT RIGHTS, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to SYSTEM's knowledge and belief there are no licenses, options, restrictions, liens, rights of others, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the LICENSEE under this Agreement with respect to, or which may lead to a claim of infringement or invalidity regarding any part or all of the PATENT RIGHTS and their use as contemplated in the underlying patent applications as presently drafted. To the SYSTEM's knowledge and belief there is no claim, pending or threatened or infringement, interference, or invalidity regarding, any part or all of the PATENT RIGHTS and their use as contemplated in the underlying patent applications as presently drafted. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS WITH RESPECT TO INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE'S ACTIVITIES UNDER THIS AGREEMENT.


ARTICLE XII - NOTICES


12.01 Notice of Publication. In the event that SYSTEM desires to publish or disclose, by written, oral or other presentation, any information related to PATENT RIGHTS, TECHNOLOGY and/or IMPROVEMENTS, SYSTEM shall notify LICENSEE in writing of its intention at least sixty (60) days before such publication or disclosure. SYSTEM shall include with such notice a description of any proposed oral presentation, or in any proposed written or other disclosure, a current draft of such proposed disclosure. LICENSEE may request that SYSTEM, no later than thirty (30) days following the receipt of such notice, delay such publication or disclosure in order to enable LICENSEE to authorize the filing of a patent application or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such request, SYSTEM shall arrange for a delay in publication or disclosure not to exceed ninety (90) days. If SYSTEM has not received any such request from LICENSEE to delay publication or disclosure, SYSTEM may submit such material for publication or presentation or make such other publication or disclosure provided that SYSTEM first confirms that LICENSEE has received any materials submitted to it.

12.02 Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by U.S. Express Mail, or by commercial overnight courier service, addressed to the address stated below, or to the last address specified in writing by the intended recipient.



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(a) If to SYSTEM:          Executive Director
Technology Licensing Office
The Texas A&M University System
College Station, Texas 77843  USA

(b) If to LICENSEE:        Dr. Jeffrey Jonas, M.D.
         President and CEO
Avax Technologies, Inc.
5353 Sunset Drive
Kansas, City, Missouri 64112

ARTICLE XIII - MISCELLANEOUS PROVISIONS


13.01 Export Controls. It is understood that SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. SYSTEM neither represents that a license shall not be required nor that, if required, it shall be issued.

13.02 Non-Use of Names. LICENSEE shall not use the names of The Texas A&M University System, nor of any of its employees or components, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent obtained from SYSTEM in each case, except that LICENSEE may state that it is licensed by SYSTEM under one or more of the patents and/or applications comprising the PATENT RIGHTS, and provided, however, that SYSTEM acknowledges and agrees that LICENSEE may use SYSTEM's name and the name of its employees in various documents used by LICENSEE for capital raising and financing without such prior written consent to the extent that the use of such names is required by law or regulation of the U.S. Securities and Exchange Commission.

13.03 Assignment of this Agreement. This Agreement, with the rights and privileges it creates, are assignable only with the written consent of both parties.

13.04 Force majeure. Each party shall be excused from any breach of this Agreement which is proximately caused by government regulation, war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

13.05 Execution and modification. This Agreement will become binding only when signed by both parties. It may be modified or amended only by a writing signed by the parties.


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


13.06 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all other written and oral agreements between the parties except for the Sponsored Research Agreement referred to above, a copy of which is attached to this Agreement, with respect to the subject matter hereof.

13.07 Headings. Headings appear solely for convenience of reference. Such headings are not part of this Agreement and shall not be used to construe it.

13.08 Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to become effective as of the date last executed below by a signatory to this Agreement.


AVAX TECHNOLOGIES, INC.                  THE TEXAS A&M UNIVERSITY SYSTEM

 /s/  Jeff Jonas                          (signature appears here)
By:                                      Barry B. Thompson
President                                Chancellor
Date:          2 / 4 / 97                Date:             2 / 17 / 97





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